Exhibit 10(l)

WAL-MART STORES, INC.

MANAGEMENT INCENTIVE PLAN

(As amended and restated effective February 1, 2003)

1. GENERAL

1.1. Purpose. The purpose of the Wal-Mart Stores, Inc. Management Incentive Plan (“MIP”) is to advance the interests of the shareholders of the Company by providing performance-based incentives to eligible management associates.

1.2. Effective Date. The MIP, which was originally called the Wal-Mart Stores, Inc. Management Incentive Plan of 1998, was originally effective February 1, 1998. The MIP is hereby amended and restated, effective for the Fiscal Year beginning February 1, 2003, subject to the approval of the Company’s shareholders, and shall remain effective for each subsequent Performance Period until terminated by the Board.

1.3. Compliance with Section 162(m).

(a) To the extent awards to Covered Employees are intended to be “qualified performance-based compensation” under Section 162(m), the material terms of the performance goals under which nondiscretionary Incentive Awards are paid (and any material changes in material terms) shall be disclosed to and approved by the Company’s shareholders in a separate vote. Material terms include (i) the eligible employees specified in Section 3.1, (ii) the Performance Measures pursuant to which the Performance Goals specified pursuant to Section 2.11 are set, and (iii) the maximum nondiscretionary Incentive Plan Award under Section 4.2(b).

(b) Unless sooner required by Section 4.1(c), material terms shall be redisclosed to and reapproved every five years by the Company’s shareholders in a separate vote. If applicable laws change to permit Committee discretion to alter the governing performance measures without conditioning deductibility on obtaining shareholder approval (or reapproval) of any changes, the Committee shall have sole discretion to make changes without obtaining shareholder approval or reapproval.

(c) Whenever the Committee determines that it is advisable to grant or pay Inventive Plan Awards that do not qualify as “qualified performance-based compensation,” the Committee may make grants or payments without satisfying the requirements of Section 162(m).

2. DEFINITIONS

2.1. “Board” means the Board of Directors of the Company.

2.2. “Committee” means the Compensation, Nominating and Governance Committee of the Board, or other committee designated by the Board as the “Committee” under the MIP. With respect to Covered Employees for whom the MIP is intended to provide “qualified performance-based compensation,” any Committee must consist of two or more persons each of whom are “outside directors” within the meaning of Section 162(m). To the extent the Committee delegates authority pursuant to Section 5.2, references to the Committee in the MIP shall, as appropriate, be deemed to refer to the Committee’s delegate.

2.3. “Company” means Wal-Mart Stores, Inc. and any successor thereto that adopts the Plan.

2.4. “Covered Employee” has the meaning of term under Section 162(m)(3).

2.5. “Employer” means the Company and any Related Affiliate that employs a Participant.

2.6. “Fiscal Year” means the 12-month period beginning on each February 1 and ending on the following January 31.

2.7. “Incentive Percentage” means the percentage of a Participant’s rate of salary in effect for the last full payroll period of the Performance Period to be paid as an Incentive Plan Award if the specified Performance Goals are achieved. The Committee may establish different Incentive Percentages for individual Participants or different classes of Participants, and/or the achievement of different levels of the Performance Goals. Solely with respect to Covered Employees, for any Performance Period for which the MIP is intended to provide “qualified performance-based compensation,” the Incentive Percentages must be established by the Committee no later than 90 days after the beginning of the Fiscal Year for which the Incentive Plan Award pertains (or, in the case of a Performance Period other than a Fiscal Year, no later than the date 25% of the Performance Period has elapsed) and while the attainment of the Performance Goals is substantially uncertain.

2.8. “Incentive Plan Award” means an annual incentive compensation award under the MIP, payment of which is contingent and based upon the attainment of the Performance Goals with respect to a Performance Period.

2.9. “MIP” means the Wal-Mart Stores, Inc. Management Incentive Plan, as amended and restated herein, and as it may be amended from time to time.

2.10. “Participant” means an associate of an Employer participating in the Plan for a Performance Period as provided in Section 3.1.

2.11. “Performance Goals” means the pre-established objective performance goals established by the Committee for each Performance Period. Solely with respect to Covered Employees, for any Performance Period for which the MIP is intended to provide “qualified performance-based compensation,” Performance Goals shall be established by the Committee no later than 90 days after the beginning of the Fiscal Year to which the Performance Goals pertain (and in the case of a Performance Period other than a Fiscal Year, no later than the date 25% of the Performance Period has elapsed) and while the attainment of the Performance Goals is substantially uncertain. The Performance Goals may be based upon the performance of the Company, of any Related Affiliate, of a division thereof, or of an individual Participant, using one or more of the Performance Measures selected by the Committee. Separate Performance Goals may be established by the Committee for the Company or a Related Affiliate, or division thereof, or an individual. The Performance Goals shall include a threshold Performance Goal under which no Incentive Plan Awards shall be paid if the threshold goal is not achieved. With respect to Participants who are not Covered Employees, the Committee may establish other subjective or objective goals, including individual Performance Goals, which it deems appropriate. The preceding sentence shall also apply to Covered Employees with respect to any Incentive Plan Award not intended at time of grant to be “qualified performance-based compensation.” Performance Goals may be set at a specific level, or may be expressed as a relative percentage to the comparable measure at comparison companies or a defined index.

2.12. “Performance Measure” means one or more of the following criteria, on which Performance Goals may be based, subject to Section 4.1(a): (a) earnings (either in the aggregate or on a per-share basis, reflecting dilution of shares as the Committee deems appropriate and, if the Committee so determines, net of or including dividends) before or after interest and taxes (“EBIT”) or before or after interest, taxes, depreciation and amortization (“EBITDA”); (b) gross or net revenue, or changes in annual revenues; (c) cash flow(s) (including either operating or net cash flows); (d) financial return ratios; (e) total shareholder return, shareholder return based on growth measures or the attainment by the shares of a specified value for a specified period of time, share price or share price appreciation; (f) earnings growth or growth in earnings per share; (g) return measures, including return or net return on assets, net assets, equity, capital or gross sales; (h) adjusted pre-tax margin; (i) pre-tax profits; (j) operating margins; (k) operating profits; (l) operating expenses; (m) dividends; (n) net income or net operating income; (o) growth in operating earnings or growth in earnings per share; (p) value of assets; (q) market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas; (r) aggregate product price and other product measures; (s) expense or cost levels, in each case, where applicable, determined either on a Company-wide basis or in respect of any one or more specified divisions; (t) reduction of losses, loss ratios or expense ratios; (u) reduction in fixed costs; (v) operating cost management; (w) cost of capital; (x) debt reduction; (y) productivity improvements; (z) average inventory turnover; (aa) satisfaction of specified business expansion goals or goals relating to acquisitions or divestitures; (bb) customer satisfaction based on specified objective goals or a Company-sponsored customer survey; (cc) employee diversity goals; ; (dd) employee turnover; (ee) specified objective social goals; or (ff) safety record.

2.13. “Performance Period” means a Fiscal Year or other period of time (which may be longer or shorter than a Fiscal Year) set by the Committee.

2.14. “Section 162(m)” means section 162(m) of the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

2.15. “Related Affiliate” means a business or entity that is, directly or indirectly, controlled by the Company.

3. PARTICIPATION

3.1. Eligibility. Associates eligible to participate in the MIP shall consist of officers and other management associates of an Employer whom the Committee determines have the potential to contribute significantly to the success of the Company and its Related Affiliates. For each Performance Period the Committee shall determine which officers and other management associates shall participate in the MIP. For any Performance Period for which Incentive Plan Awards are intended to be “qualified performance-based compensation,” under Section 162(m), the Committee shall designate the Covered Employees eligible to participate in the MIP no later than the 90th day of the Fiscal Year (or, in the case of a Performance Period other than a Fiscal Year after no later than the date 25% of the Performance Period has elapsed).

Unless determined otherwise by the Committee, associates shall not be eligible to participate in the MIP for any period they are participating in any other incentive program maintained by the Company or any other Related Affiliate. At any time, including during a Performance Period, the Committee may add additional classes or delete classes of associates for participation in the Plan as it deems appropriate for the Performance Period, except that payment of an Incentive Plan Award due to any change, to the extent the Incentive Plan Award would not be deductible if paid in the ordinary course, shall be deferred until the Incentive Plan Award is deductible.

4. INCENTIVE PLAN AWARDS

4.1. Determination of Incentive Plan Awards.

(a) The Committee shall, promptly after the date on which the necessary financial, individual or other information for a particular Performance Period becomes available, determine and certify the degree to which each of the Performance Goals have been attained. Performance Goals shall, to the extent applicable, be based upon generally accepted accounting principles, but shall be adjusted by the Committee to take into account the effect of the following: changes in accounting standards that may be required by the Financial Accounting Standards Board after the Performance Goal is established; realized investment gains and losses; extraordinary, unusual, non-recurring or infrequent items; currency fluctuations; acquisitions; divestitures; litigation losses; financing activities; expenses for restructuring or productivity initiatives; other non-operating items; new laws, cases or regulatory developments that result in unanticipated items of gain, loss, income or expense; executive severance arrangements; investment returns relating to investment vehicles which are unaffiliated with a Company or divisional operating strategy; and other items as the Committee determines to be required so that the operating results of the Company, division, or a Related Affiliate shall be computed on a comparative basis from Performance Period to Performance Period. Determination by the Committee or its designee shall be final and conclusive on all parties, but shall be based on relevant objective information or financial data.

(b) Unless the Committee provides otherwise when establishing the Performance Goal, if the Company fails to achieve its threshold Performance Goal, no Incentive Plan Award shall be paid even if any applicable threshold division Performance Goal has been achieved. Similarly, unless provided otherwise by the Committee when establishing the Performance Goal, if the Company fails to achieve its threshold Performance Goal, no Incentive Plan Award shall be paid even if any individual Performance Goal has been satisfied. Participants whose Incentive Plan Award is based on the attainment of Company Performance Goals and division/individual Performance Goals shall earn the Company portion of the Incentive Plan Award if the Company attains its Performance Goals, even if the division/individual Performance Goals are not achieved.

4.2. Eligibility and Amount of Incentive Plan Award.

(a) To be eligible for payment of any Incentive Plan Award, the Participant must: (i) be employed by the Company or a Related Affiliate on the last day of the Performance Period to which the award pertains, unless termination is due to the Participant’s death; (ii) have performed the Participant’s duties to the satisfaction of the Committee; (iii) have not engaged in any act deemed by the Committee to be inimical to the best interest of the Company or a Related Affiliate; and (iv) otherwise complied with Company and Employer policies at all times prior to the date the Incentive Plan Award is actually paid. No Incentive Plan Award shall be paid to any Participant who does not satisfy each of the above. The Committee may, in its sole discretion, reduce, eliminate or increase any Incentive Plan Award for any individual or group, except that the amount of any Incentive Plan Award intended to be “qualified performance-based compensation” may not be increased above the amount determined under Section 4.1.

(b) The Incentive Plan Award shall be determined by multiplying the Incentive Percentage applicable to the Participant by the Participant’s rate of base salary in effect for the last full payroll period of the Performance Period to which the Incentive Plan Award pertains. In no event, however, will an Incentive Plan Award for a Covered Employee exceed $20,000,000 for a Fiscal Year Performance Period (or in the case of a Performance Period other than a Fiscal Year, an amount that bears the same ratio to $20,000,000 as the Performance Period bears to a Fiscal Year). In the event of a Participant’s death, the Incentive Plan Award shall be prorated based upon the number of full payroll periods worked in a MIP position for the Performance Period.

(c) The Committee shall have the discretion and authority to make adjustments to any Incentive Plan Award in circumstances where, during the Performance Period: (i) a Participant leaves the Employer and is rehired as a Participant; (ii) a Participant is hired, promoted or transferred into a position eligible for MIP participation; (iii) a Participant transfers between eligible MIP positions with different Incentive Percentages or Performance Goals; (iv) a Participant transfers to a position not eligible to participate in the MIP; (v) a Participant becomes eligible for an incentive from another incentive plan maintained by the Company or Related Affiliate; (vi) a Participant is on a leave of absence; and (vii) similar circumstances deemed appropriate by the Committee, consistent with the purpose and terms of the MIP; provided however, that the Committee shall not be authorized to increase the amount of the Incentive Plan Award payable to a Covered Employee that would otherwise be payable under the terms of the MIP if the amount was intended to be “qualified performance-based compensation.”

4.3. Payment of Award. Incentive Plan Awards will be paid by the Participant’s Employer in cash or cash equivalent by April 15 following the applicable Performance Period to which the award pertains, but in no event prior to certification by the Committee as provided in Section 4.1. If any portion of an Incentive Plan Award payable to a Covered Employee that is intended to be “qualified performance based compensation” for any reason is not deductible, payment of that portion shall, at the Committee’s discretion, be deferred until the earliest date it may be paid and deducted. Further, if the Participant is on administrative suspension at the time payment would otherwise be made, payment shall be delayed until the matter is resolved by the Employer. No payment in that event or any event shall be made if the Committee determines the qualification requirements of Section 4.2.(a) have not been satisfied by the Participant. No absolute right to any Incentive Plan Award shall be considered as having accrued to any Participant prior to the payment of the Incentive Plan Award.

5. ADMINISTRATION

5.1. Administration. The MIP shall be administered by the Committee. Subject to the provisions of the MIP, the Committee shall have full discretionary authority to administer and interpret the MIP, to exercise all powers either specifically granted to it under the MIP or as are necessary or advisable in the administration of the MIP, to decide the facts in any case arising under the MIP, to prescribe, amend and rescind rules and regulations relating to the MIP, to require performance reports on which it can base its determinations under Section 4.1, and to make all other determinations necessary or advisable for the administration of the MIP, all of which shall be binding on all persons, including the Company, Related Affiliates, the Participants (or any person claiming any rights under the MIP from or through any Participant), and any shareholder of the Company. The Committee’s administration of the MIP, including all rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, shall be final and binding on the Company and its shareholders, Related Affiliates and all associates of any Employer, including Participants and their beneficiaries. A majority of the Committee shall constitute a quorum, and, provided a quorum is present, the Committee shall act pursuant to a majority vote of those present or by unanimous written consent. No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the MIP or any Incentive Plan Award.

5.2. Delegation. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members, may delegate all or any part of its responsibilities and powers for administering the MIP to one or more persons as the Committee deems appropriate, and at any time revoke the allocation or delegation; provided however, the Committee may not delegate its responsibilities under the Plan relating to any Covered Employee’s Incentive Plan Award intended to be “qualified performance-based compensation” to the extent delegation is prohibited under Section 162(m).

6. MISCELLANEOUS

6.1. Amendment and Termination.

(a) The Board may at any time amend or terminate the MIP (in whole or in part) without the approval of the shareholders of the Company, except as otherwise provided in this Section 6.1. Neither the Company nor any Related Affiliate is obligated to continue this MIP.

(b) Any amendment to the MIP that changes the class of associates of an Employer eligible to participate, changes the Performance Goals, Performance Measures or Incentive Percentage, or increases the maximum dollar amount that may be paid to a Participant for a Performance Period shall not be effective with respect to Incentive Plan Awards to Covered Employees intended to be “qualified performance based compensation” unless the amendment is approved by shareholders as provided in Section 1.3 before the Incentive Plan Award is paid.

6.2. Effect of Incentive Plan Awards on Other Compensation.

(a) Awards shall not be considered eligible pay under other plans, benefit arrangements, or fringe benefit arrangements of the Company or a Related Affiliate, unless otherwise provided under the terms of other plans.

(b) To the extent provided in the applicable benefit plan or benefit arrangement of the Company or a Related Affiliate, amounts payable as Incentive Plan Awards will be reduced in accordance with the Participant’s compensation reduction election, if any, in effect under other plans at the time the Incentive Plan Award is paid.

6.3. No Guarantee, No Funding. The payment of an Incentive Plan Award for any Performance Period does not guarantee any person eligibility for or payment of an Incentive Plan Award for any other Performance Period. Incentive Plan Awards shall be paid solely from the general assets of the Participant’s Employer, to the extent the payments are attributable to services for the Employer. To the extent any person acquires a right to receive payments from an Employer under the MIP, the right is no greater than the right of any other unsecured general creditor.

6.4. Tax Withholding. The Participant’s Employer shall have the right to deduct from all payments made under the MIP any federal, state or local taxes required by law to be withheld with respect to the payments.

6.5. Governing Law. The Plan and all rights to an Incentive Plan Award hereunder shall be construed in accordance with and governed by the laws of the State of Arkansas, except that any matters relating to the internal governance of the Company shall be governed by the General Corporation Law of the State of Delaware.

6.6. Awards Not Transferable. Subject to Section 6.8, a Participant’s rights and interest under the MIP may not be assigned or transferred. Any attempted assignment or transfer shall be null and void and shall extinguish, in the Committee’s sole discretion, the Employer’s obligation under the MIP to pay Incentive Plan Awards with respect to the Participant.

6.7. Employment. Neither the adoption of the MIP nor its operation shall in any way affect the rights and power of the Company or any Related Affiliate to dismiss or discharge any Participants. The MIP is not a contract between the Company or any Related Affiliate and any associate of the Company or Related Affiliate or Participant.

6.8. Death. In the event of a Participant’s death prior to the payment of any Incentive Plan Award to which the Participant is otherwise entitled, payment shall be made to the Participant’s then-effective beneficiary or beneficiaries under the Employer-paid group term life arrangement.